Exhibit 99.1

Aratana Therapeutics Reports First Quarter 2015 Results

-- Announces full-enrollment of two pivotal field effectiveness studies --

KANSAS CITY, Kan., May 7, 2015 /PRNewswire/ -- Aratana Therapeutics, Inc. (NASDAQ: PETX), a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals, announced today its first quarter 2015 financial results and product updates.  For the quarter ended March 31, 2015, Aratana reported a net loss of $(8.8) million, or $(0.26) basic loss per share and $87.4 million in cash, cash equivalents and short-term investments.

"We continue to focus on developing products which we believe will benefit pets with serious medical diseases," stated Steven St. Peter, M.D., President and Chief Executive Officer of Aratana Therapeutics.  "As we expand the availability of our two lymphoma products during 2015, we continue to advance four pivotal-stage development programs for which we anticipate approvals next year."

Recent Highlights:

•

Aratana submitted the positive pivotal study results for AT-001 (grapiprant, an EP4 prostaglandin receptor antagonist) to treat canine osteoarthritis pain and inflammation to the FDA’s Center of Veterinary Medicine (“CVM”) to support completion of the effectiveness technical section.  During the quarter, the Company also submitted the drug master file and Chemistry, Manufacturing and Controls (“CMC”) technical section.  In March 2015, Aratana entered into a commercial supply agreement for AT-001.

•

The Company completed full enrollment in the pivotal field effectiveness study in client-owned dogs with AT-002 (capromorelin, a ghrelin agonist) for appetite stimulation. Top-line results are anticipated in late June 2015.  Aratana previously submitted the CMC technical section to the CVM.

•

The Company also completed full enrollment in the pivotal field effectiveness study with AT-003 (bupivacaine liposome injectable suspension) for post-operative pain management in dogs undergoing knee surgery. The Company anticipates reporting the top-line results from this study in the second half of July 2015. In March 2015, Aratana submitted the CMC technical section to the CVM.

•

The USDA accepted the data from a clinical study in client-owned dogs with osteosarcoma to provide reasonable expectation of efficacy to support conditional licensure for AT-014, an immunotherapy for canine osteosarcoma. As one of the first major steps in the transfer of manufacturing, the USDA approved the master seed bank for AT-014.  The Company anticipates conditional approval for AT-014 in 2016.

•

Aratana continues to advance several of its other clinical-stage products, including AT-001, AT-002 and AT-003 in cats, AT-016 (allogeneic stem cell therapy) for canine osteoarthritis pain, AT-018 for canine atopic dermatitis, and other product candidates.

•	In late April, Aratana entered into an exclusive option agreement with Traverse Biosciences, Inc. for its compound to treat gingivitis and periodontal disease in companion animals.

The Company continues to make AT-005, a monoclonal antibody product that aids in the treatment of canine T-cell lymphoma, available for commercial sale under a USDA conditional license as part of a clinical experience program (T-CEP).  During the quarter, Aratana received product orders from approximately three dozen oncology practices.    On February 24, 2015, the Company announced that it regained manufacturing and commercial rights to the fully-licensed AT-004, a monoclonal antibody product that aids in the treatment of canine B-cell lymphoma.  The Company plans to make AT-004 available to a limited number of specialty clinics through clinical experience programs as it continues to explore options to establish larger manufacturing capacity for both AT-004 and AT-005 monoclonal antibody products.

Aratana anticipates a full launch of its lymphoma franchise in 2016, at which time other product candidates including AT-001, AT-002, AT-003 and AT-014, if approved, would broaden its offering of innovative pet therapeutics.

In addition to its clinical development activities, Aratana continues to investigate potential therapies from its monoclonal antibody platform, antiviral discovery research capabilities, and other license and option programs.

Financial Results:

Aratana had $156 thousand in net revenue for the quarter ended March 31, 2015 related to its T-cell lymphoma product (AT-005).  Aratana received conditional approval for AT-005 in January 2014 and started making the product commercially available in November 2014 to a select group of veterinary oncologists as part of the Company’s T-CEP program.  The Company also received full approval from the USDA for its AT-004 product as an aid in the treatment of B-cell lymphoma in January 2015.  As a result of this approval, the Company received and recorded a $3.0 million milestone payment from its former license partner Elanco Animal Health.  As reported in February 2015, Aratana and Elanco mutually terminated the AT-004 license agreement and Aratana regained manufacturing and commercial rights to the product.  As a result of regaining such rights, the Company paid Elanco $2.5 million at the time of termination and is obligated to pay another $0.5 million milestone payment at the time of first commercial sale, expected in the second half of 2015.  This payment and the future milestone payment were recorded as a decrease in revenue, therefore offsetting the revenue for the $3.0 million full approval milestone.  In the first quarter of 2014, Aratana reported license and collaboration revenue of $176 thousand related to the reimbursement of R&D services for its out-licensed product, AT-006.

Research and development expenses totaled $6.2 million for the quarter ended March 31, 2015 compared to $3.6 million for the quarter ended March 31, 2014.  The increase in research and development expense is due primarily to increased costs associated with the advancement of the Company’s ongoing development programs, as well as the increase in the number of product candidates in development.

Selling, general and administrative expenses totaled $4.2 million for the quarter ended
March 31, 2015 compared to $4.6 million for the same period in 2014.  The decrease is due primarily to the reversal of the remaining contingent consideration that was due to former shareholders of Vet Therapeutics, Inc. for milestones under Aratana’s former license agreement for AT-004.  Aratana also had certain one-time expenses in the first quarter of 2014 related to its acquisition of Okapi Sciences NV.

For the quarter ended March 31, 2015, Aratana reported a net loss of $(8.8) million, or $(0.26) basic loss per share compared to a net loss of $(9.2) million, or $(0.34) basic loss per share for the quarter ended March 31, 2014.  The net loss for the quarter ended March 31, 2015 includes a gain of $1.0 million on the sale of a portion of Advaxis, Inc. shares sold in January 2015.  Aratana acquired Advaxis shares and warrants as part of the license agreement with Advaxis executed in March 2014.  Aratana sold the remaining shares in April 2015, but continues to hold the warrants acquired from Advaxis.  During the quarter ended March 31, 2015, Aratana recorded an increase in the market value of the warrants, which is included in other income.

As of March 31, 2015, Aratana had a total of approximately $87.4 million in cash, cash equivalents and short-term investments.  As noted above, during the first quarter of 2015 the Company received the $3.0 million milestone for the full approval of AT-004 and paid its former license partner $2.5 million to regain the manufacturing and commercial rights to the product.   The Company was also obligated to pay the former shareholders of Vet Therapeutics, Inc. $3.0 million as part of the contingent consideration established at the time of the acquisition in October 2013, once the milestone was achieved.

Conference Call and Webcast

Aratana will host a conference call Friday, May 8, 2015, beginning at 8:30 a.m. Eastern Time. Please see below for details.
Conference call numbers:
Domestic:	1 (866) 364-3820
Canada:	1 (855) 669-9657
International:	1 (412) 902-4210

Webcast:
Accessible via the Investor Relations section of the Company's website at aratana.investorroom.com.

A replay of the conference call and webcast will be available beginning approximately one hour after the completion of the call. Access numbers for this replay are 1 (877) 344-7529 (U.S.),
1 (855) 669-9658 (Canada) and 1 (412) 317-0088 (international); conference ID: 10065428.

About Aratana Therapeutics

Aratana Therapeutics is a pet therapeutics company focused on licensing, developing and commercializing innovative biopharmaceutical products for companion animals. Aratana believes that it can leverage the investment in the human biopharmaceutical industry to bring therapeutics to pets in a capital and time efficient manner. The Company's pipeline includes therapeutic candidates targeting pain, inappetence, cancer, viral diseases, allergy and other serious medical conditions. Aratana believes the development and commercialization of these therapeutics will permit veterinarians and pet owners to manage pets' medical needs safely and effectively, resulting in longer and improved quality of life for pets. For more information, please visit www.aratana.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements with respect to expectations regarding the timing of discussions with the USDA and/or FDA and the licensure and approval of products; development programs; clinical trials and studies, including without limitation the announcement of results of such trials and studies; commercialization and manufacturing of products, including without limitation establishing larger manufacturing capacities for AT-004 and AT-005; in-licensing initiatives and collaborations; the Company's plans and opportunities, including without limitation offering innovative therapeutics; and the Company’s belief that its products and product candidates will result in improved outcomes for pets.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; our lack of commercial sales; our failure to obtain any necessary additional financing; our substantial dependence on the success of certain of our lead product candidates; our dependence on novel technologies and compliance with complex regulatory requirements; our inability to obtain regulatory approval for our existing or future product candidates; the lack of commercial success of our current or future product candidates; our inability to realize all of the anticipated benefits of our acquisitions of Vet Therapeutics and Okapi Sciences; uncertainties regarding the outcomes of studies regarding our products; the uncertainty of outcomes of the development of pet therapeutics, which is a lengthy and expensive process; effects of competition; our inability to identify, license, develop and commercialize additional product candidates; our failure to attract and keep senior management and key scientific personnel; our reliance on third-party manufacturers, suppliers, partners and other third parties which conduct our target animal studies and certain other development efforts; unanticipated difficulties or challenges in the relatively new field of biologics development and manufacturing; our ability to market our products only for the treatment of indications for which they are approved; our small commercial organization; difficulties managing the growth of our organization; our significant costs of operating as a public company; risks related to the restatement of our financial statements for the year ended December 31, 2013 and the identification of a material weakness in our internal control over financial reporting; changes in distribution channels for pet therapeutics; consolidation of our customers; limitations on our ability to use our net operating carryforwards; impact of generic products; unanticipated safety or efficacy concerns; our limited patents and patent rights; our failure to comply with our intellectual property license obligations; our infringement of third party patents and challenges to our patents or rights; litigation resulting from the misuse of our confidential information; the uncertainty of the regulatory approval process; our failure to comply with regulatory requirements or obtain foreign regulatory approvals; our failure to report adverse medical events related to our products; legislative or regulatory changes; the volatility of our stock price; our status as an "emerging growth company," as defined in the JOBS Act; the potential for dilution if we sell shares of our common stock in future financings; the significant control over our business by our principal stockholders and management; the potential that a significant portion of our total outstanding shares could be sold into the market in the near future; effects of anti-takeover provisions in our charter documents and under Delaware law; and our intention not to pay dividends. These and other important factors discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 16, 2015, along with our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management's estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Contacts:

For Aratana investor inquires:
Aratana Therapeutics, Inc.
Craig Tooman
ctooman@aratana.com; (913) 353-1026

For Aratana media inquiries:
Tiberend Strategic Advisors, Inc.
Andrew Mielach
amielach@tiberend.com; (212) 375-2694

ARATANA THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, amounts in thousands, except share and per share data)

	THREE MONTHS ENDED
	MARCH 31,
	2015	2014

Revenues:
Licensing and collaboration revenue	$—	$176
Product sales	156	—
Total revenues	156	176
Costs and expenses:
Cost of product sales	110	—
Royalty expense	20	18
Research and development	6,221	3,572
Selling, general and administrative	4,185	4,612
In-process research and development	—	657
Amortization of acquired intangible assets	483	539
Total costs and expenses	11,019	9,398
Loss from operations	(10,863)	(9,222)
Other income (expense)
Interest income	71	14
Interest expense	(218)	(328)
Other income, net	1,965	(243)
Total other income (expense)	1,818	(557)
Loss before income taxes	(9,045)	(9,779)
Income tax benefit	271	627
Net loss and comprehensive loss	$(8,774)	$(9,152)
Net loss per share, basic and diluted	$(0.26)	$(0.34)
Weighted average shares outstanding, basic and diluted	34,193,994	26,765,565

ARATANA THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, Amounts in thousands, except share and per share data)

	MARCH 31, 2015	DECEMBER 31, 2014

Assets
Current assets:
Cash, cash equivalents and short-term investments	$87,413	$98,072
Accounts receivable and prepaid expenses	1,164	1,252
Inventories	645	427
Deferred tax asset - current	158	158
Total current assets	89,380	99,909
Property and equipment, net	614	620
Long-term marketable securities	2,616	2,452
Goodwill	39,628	41,398
Intangible assets, net	58,933	62,323
Other long-term assets	2,151	1,201
Total assets	$193,322	$207,903
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses	$5,242	$4,761
Current portion – contingent consideration	—	4,248
Deferred tax liability	366	413
Other current liabilities	47	46
Total current liabilities	5,655	9,468
Loan payable	14,969	14,963
Deferred tax liability	1,176	1,610
Other long-term liabilities	20	30
Total liabilities	21,820	26,071
Total stockholders’ equity	171,502	181,832
Total liabilities and stockholders’ equity	$193,322	$207,903